UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2018

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware	000-51222	33-0857544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

Amended and Restated Collaboration and License Agreement

On November 20, 2018, DexCom, Inc. (“DexCom”) entered into an Amended and Restated Collaboration and License Agreement (the “Collaboration and License Agreement”) with Verily Life Sciences LLC (an Alphabet Company) and Verily Ireland Limited (collectively referred to as “Verily”) that amends and restates their existing Collaboration and License Agreement, dated as of August 10, 2015 and amended as of October 25, 2016 (the “Original Agreement”).

DexCom and Verily will continue to develop certain next-generation continuous glucose monitoring products pursuant to the Collaboration and License Agreement. Under the terms of the Collaboration and License Agreement, DexCom will pay Verily an upfront fee of $250 million (the “Upfront Fee”), in cash or shares of common stock of DexCom (“DexCom Common Stock”), at DexCom’s election, of which $15 million in cash or shares of DexCom Common Stock will be paid directly to Verily and, at Verily’s direction, $235 million in cash or shares of DexCom Common Stock will be paid to Onduo, LLC (“Onduo”). The Upfront Fee, if made in shares of Dexcom Common Stock, shall equal an aggregate of 1,840,943 shares, which number of shares was calculated based on the volume weighted average trading price during a period of fifteen (15) consecutive trading days ending on the date of the Collaboration and License Agreement. In addition, DexCom will pay Verily and Onduo up to an aggregate of $280 million (the “Milestone Fees”) in additional milestone payments upon achievement of various development, regulatory and revenue milestones, which payments will be made directly to Verily and/or to Onduo. $275 million of the Milestone Fees may be paid in cash or shares of DexCom Common Stock, at DexCom’s election, and, if made in shares of Dexcom Common Stock, shall equal an aggregate of 2,025,036 shares, which number of shares was calculated based on the volume weighted average trading price during a period of fifteen (15) consecutive trading days ending on the date of the Collaboration and License Agreement.

In connection with DexCom’s option to pay the Upfront Fee and $275 million of the Milestone Fees in shares of DexCom Common Stock, DexCom has entered into a common stock purchase agreement with Verily and Onduo, a copy of which is filed here as Exhibit 99.1. A copy of the opinion of Fenwick & West LLP, relating to the validity of the shares of DexCom Common Stock issuable at DexCom’s election in connection with the Upfront Fee and the Milestone Fees, is filed with this Current Report on Form 8-K as Exhibit 5.1. The issuance of any shares of DexCom Common Stock is subject to customary closing conditions as well as the expiration of any waiting period applicable to the issuance of such shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Collaboration and License Agreement provides DexCom with certain licenses to use certain intellectual property of Verily in the field of glucose monitoring products. The royalty payments set forth in the Original Agreement have been eliminated in the Collaboration and License Agreement, and DexCom will not owe any royalties pursuant to the terms of the Collaboration and License Agreement.

The Collaboration and License Agreement shall continue until December 31, 2028, provided, that, upon achievement of the first revenue milestone event and payment of the corresponding Milestone Fees by DexCom, the term shall be extended until December 31, 2033, and shall be terminable by either party upon uncured material breach of the Collaboration and License Agreement by the other party.

Either party may assign the Collaboration and License Agreement, without the written consent of the other party, to an affiliate or to an entity that acquires all or substantially all of the business or assets of such party to which the Collaboration and License Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of the Collaboration and License Agreement.

The foregoing description of the Collaboration and License Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Collaboration and License Agreement, a redacted copy of which will be filed as an exhibit to DexCom’s annual report on Form 10-K for the year ending December 31, 2018, and upon filing will be incorporated herein by reference. DexCom intends to submit a Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Collaboration and License Agreement. The omitted material will be included in the request for confidential treatment.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

5.1	Opinion of Fenwick & West LLP.

99.1	Common Stock Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Patrick Murphy
Patrick Murphy
Senior Vice President, General Counsel and Chief Compliance Officer

Date: November 20, 2018